Exhibit 99.(a)(1)(D)

Notice of Change in Election Form From Accept to Reject

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

If you previously elected to accept NVIDIA Corporation’s (“NVIDIA”) offer to amend certain options held by its employees (the “Offer”), and you would like to change your election and reject the Offer, you must sign this Notice and send it to Melissa Riley at NVIDIA by email or via facsimile at (408) 486-4791 before midnight, Pacific Time, on February 16, 2006, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please send an email to Melissa Riley at NVIDIA.

To NVIDIA:

I previously received a copy of the Offer to Amend documents (dated January 19, 2006), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to accept the Offer to amend my Eligible Option (as defined in my Election Form). I now wish to change that election and reject the Offer to amend my Eligible Option, which is indicated below. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the Offer, and reject the Offer instead. I have read and understand all of the terms and conditions of the Offer.

I understand that in order to reject the Offer, I must sign and deliver this Notice to Melissa Riley at NVIDIA by email or via facsimile at (408) 486-4791 before midnight, Pacific Time, on February 16, 2006, or if NVIDIA extends the deadline to exchange Eligible Options, before the extended expiration of the Offer.

By rejecting the Offer, I understand that my Eligible Option will not be amended and that it will continue to be governed by the terms of the existing option agreement between NVIDIA and me.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

I do not accept the Offer to amend the following Eligible Option.

Grant ID	Grant Date	Exercise Price	Shares Outstanding

Optionee Signature	Date

Name (Please print)	Employee ID/Social Security #

Email Address